Exhibit 99.1

SeaSpine Reports Third Quarter 2020 Financial Results

CARLSBAD, CA (November 9, 2020) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced financial results for the three-months ended September 30, 2020.

Summary of Third Quarter 2020 Financial Results and Recent Accomplishments
•Revenue of $43.2 million, an increase of 8% compared to the prior year period
•U.S. revenue of $39.1 million, an increase of 10% compared to the prior year period
◦U.S. Spinal Implants revenue of $19.2 million, an increase of 10%
◦U.S. Orthobiologics revenue of $19.9 million, an increase of 10%
•Initiated limited commercial launches of the following products and systems:
◦Explorer™ TO Expandable Interbody Device
◦WaveForm C 3D-Printed Interbody Implant System
•Initiated full commercial launch of the Shoreline RT Cervical Interbody Implant System
•Announced publication of results from a preclinical study in the Journal of Bone and Joint Surgery (JBJS), demonstrating that cells in cellular bone matrix (CBM) products did not improve fusion and that SeaSpine's demineralized bone matrix (DBM) products outperformed the tested CBM products

“Consistent with our announcement in early October, the SeaSpine team delivered another solid quarter, with revenue at the high end of our anticipated range,” said Keith C. Valentine, President and Chief Executive Officer. “While there has been a recent resurgence in COVID cases throughout the U.S. and surgery volumes have not yet returned to pre-COVID levels, generally our surgeon customers continue to schedule new surgeries well into the fourth quarter. We are seeing the benefits of our continued commitment to new product launches and diversification into new geographic regions, both of which have had a meaningful impact on revenue growth. I remain as confident and enthusiastic as ever in our position as a leader in surgical solutions for the treatment of spinal disorders by providing products and systems that are engineered for fusion.”
Third Quarter 2020 Financial Results
Revenue for the third quarter of 2020 was $43.2 million, an 8% increase compared to the same period of the prior year. U.S. Spinal Implants revenue was $19.2 million, a 10% increase compared to the same period of the prior year. U.S. Orthobiologics revenue was $19.9 million, a 10% increase compared to the same period of the prior year. Both increases were driven by higher demand for recently launched products and an expanded distributor network.

Gross margin for the third quarter of 2020 was 67.4%, compared to 63.9% for the same period of the prior year. The increase was due primarily to the mix of higher margin U.S. product revenue as a percent of total revenue and lower excess and obsolete inventory charges and product technology intangible asset amortization.

Operating expense for the third quarter of 2020 was $35.8 million, a $1.0 million increase compared to the same period of the prior year. The increase was due primarily to higher marketing, customer services and logistics headcount and related expense, as well as higher stock-based compensation expense.

Net loss for the third quarter of 2020 was $6.6 million, a $3.1 million decrease compared to same period of the prior year.

At September 30, 2020, cash, cash equivalents and short-term investments were $93.2 million. The Company had no outstanding debt under its credit facility and $6.2 million outstanding under its Paycheck Protection Program loan.

Fourth Quarter 2020 Financial Outlook
SeaSpine expects revenue for the fourth quarter of 2020 to be in the range of $47.0 million to $48.0 million, reflecting growth of approximately 7% to 10% over the fourth quarter of 2019.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call beginning today at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for callers in the U.S. or (614) 385-1253 for callers outside the U.S., using Conference ID: 3469075. To listen to the webcast and view the accompanying slides, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: surgeries and the timing therefor scheduled by the Company’s surgeon customers; the benefits of the Company’s commitment to new product launches and geographic diversification; the Company’s position as a leader in surgical solutions; and the Company’s expectations for revenue for the fourth quarter of 2020. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the full extent to which the COVID-19 pandemic will, directly or indirectly, impact the Company’s business, results of operations and financial condition, including its sales, expenses, supply chain integrity, manufacturing capability, research and development activities, and employee-related compensation, all of which currently remain highly uncertain; new information that may emerge concerning COVID-19, its contagiousness and/or virulence, including as a result of a resurgence in COVID-19 transmission and infection after the loosening of “stay at home” restrictions or resumption of surgical procedures, whether as a result thereof, as a result of reinfection, as a result of a delay in the emergence of symptoms following infection (or reinfection) by COVID-19, or as a result of its ability to lay dormant following infection (or reinfection); actions required or recommended to contain or treat COVID-19, in light of any or all of the foregoing or other as-yet unanticipated developments, whether related to COVID-19 directly or indirectly, which may adversely affect the Company’s ability to attract new, high-quality distributors and/or retain its existing Core distributors, increase the risk of supply shortages (and associated disruption to product sales), and the Company’s ability to continue to provide robust surgeon and distributor training and education programs; the suspension and/or cancellation of procedures in which the Company’s products are used, whether in response to increased hospitalizations or otherwise, including as a result of patients presenting with influenza or a surge in COVID-19-related cases; the direct and indirect economic impact, both domestically and abroad, of COVID-19 as a result of any or all of the foregoing, including actions taken by local, state, national and international governmental agencies, whether such impact affects customers, suppliers, or markets generally; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total revenue, net	$43,209	$39,888	$107,909	$115,344
Cost of goods sold	14,074	14,407	39,545	42,303
Gross profit	29,135	25,481	68,364	73,041
Operating expenses:
Selling and marketing	22,163	21,682	59,652	60,552
General and administrative	8,908	8,452	26,307	24,498
Research and development	3,917	3,896	11,786	10,995
Intangible amortization	793	792	2,377	2,377
Impairment of intangible assets	—	—	1,325	4,993
Total operating expenses	35,781	34,822	101,447	103,415
Operating loss	(6,646)	(9,341)	(33,083)	(30,374)
Other income (expense), net	136	(97)	377	(49)
Loss before income taxes	(6,510)	(9,438)	(32,706)	(30,423)
Provision for income taxes	64	225	132	265
Net loss	$(6,574)	$(9,663)	$(32,838)	$(30,688)
Net loss per share, basic and diluted	$(0.24)	$(0.51)	$(1.21)	$(1.62)
Weighted average shares used to compute basic and diluted net loss per share	27,536	19,051	27,082	18,947

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30, 2020	December 31,
	(unaudited)	2019
Cash and cash equivalents	$78,188	$20,199
Short-term investments	15,043	—
Trade accounts receivable, net	23,352	24,902
Inventories	51,645	47,155
Total current liabilities	35,878	30,478
Total stockholders' equity	178,538	109,760